PERICOM SEMICONDUCTOR REPORTS

FISCAL SECOND QUARTER 2014 FINANCIAL RESULTS

▪	Net revenues increased 5.3% year-over-year to $32.0 million.
▪	Achieved 38.1% gross margin (39.8% non-GAAP) and year-over-year increase of 135 bps.
▪	Net income improved to $0.05 per diluted share; $0.08 on a non-GAAP basis.

Milpitas, Calif. – January 28, 2014 - Pericom Semiconductor Corporation (NASDAQ: PSEM), a worldwide supplier of high performance connectivity and timing solutions, today announced results for its fiscal 2014 second quarter ended December 28, 2013.

Net revenues for the second quarter were $32.0 million, a decrease of 1.7% from the $32.6 million reported in the first quarter, and an increase of 5.3% from the $30.4 million reported in the comparable period last year. The revenue increase from the prior year is the result of volume increases in the consumer and embedded end-market segments.

GAAP gross margin was 38.1% in the second quarter, a decrease from 39.3% last quarter and an increase from 36.8% in the comparable period last year. On a non-GAAP basis, gross margin was 39.8% in the second quarter, which reflects exclusion of share-based compensation, amortization of intangible assets and amortization of fair value adjustments on acquired fixed assets. The comparable non-GAAP gross margins were 40.9% last quarter and 38.5% in the comparable period last year. The improvement in gross margin from the prior year primarily reflects favorable product mix from our focus on higher margin opportunities in networking and telecom, server, storage, and embedded end-market segments. The sequential decline in gross margin primarily reflects increased underutilization expenses in the current quarter.

GAAP net income for the second quarter was $1.2 million, or $0.05 per diluted share, compared with net income of $374,000, or $0.02 per diluted share in the first quarter, and net loss of $5.3 million, or $0.23 per diluted share in the comparable period last year. GAAP net income for all periods included share-based compensation, amortization of intangible assets, and amortization of fair value adjustments, and the current quarter also included a restructuring charge, fixed asset write off, and the benefit of a release of tax reserves. Excluding these items, non-GAAP net income for the second quarter was $1.9 million, or $0.08 per diluted share, compared with non-GAAP net income of $1.9 million or $0.08 per diluted share in the first quarter, and non-GAAP net income of $922,000, or $0.04 per diluted share in the comparable period last year.

The balance sheet remained very strong with cash and cash equivalents and investments in marketable securities of $118 million or $5.12 per diluted share at the end of the second quarter. At quarter-end, working capital was $106 million and the current ratio was 6.9.

“Our gross margin improvement over last year has been driven by growth in selected market segments and aligns with our previously stated strategy,” said Alex Hui, President and CEO of Pericom. “We have expanded our gross margin every year for the last three fiscal years and believe we are on track to deliver another year of improvement in fiscal 2014. We continue to focus on growing business in networking, cloud computing, high-end consumer and embedded applications. We feel positive about our design win pipeline and believe these new opportunities will drive our future revenue growth and margin improvement.”

New Products

In the second quarter of fiscal 2014, Pericom introduced a total of 14 new products in our Signal Integrity, Connectivity/Switching, and Timing product areas. All of these products are targeted to our focus market segments, and were sampled to key customers during the quarter.

NEWS RELEASE January 28, 2014

We introduced 5 new products across our Connectivity/Switching product families which included power management USB chargers and load switches, and supervisory IC products.

We also expanded our Timing solutions for next generation platforms with 6 new products, including high performance clock generators and clock buffers, and real time clock XO families.

For Signal Integrity, we introduced 3 new products targeting advanced USB3 applications.

Share Repurchase Update

On April 26, 2012 the Board authorized a repurchase program for up to $25 million of shares of our common stock. Pursuant to this authorization, the Company repurchased 269,051 shares in the three months ended December 28, 2013 for an aggregate cost of $2,372,000 and an average per share purchase price of $8.82. The remaining balance of potential share repurchases under the authorization is approximately $14.8 million. Shares may be repurchased from time to time in the open market or through private transactions, at the discretion of Pericom management. As of January 24, 2014, Pericom had approximately 22.8 million shares of common stock outstanding.

Fiscal Q3 2014 Outlook

The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially.

•	Revenues are expected to be in the range of $30.0 million to $32.5 million.

•	GAAP gross margins are expected to be between 37.0% and 39.0%, and adjusting for share-based compensation, amortization of intangibles and fair value adjustments that are expected to total approximately 1.5%, non-GAAP gross margins are expected to be in the 38.5% to 40.5% range.

•	GAAP operating expenses are expected to be between $11.9 million and $12.4 million, and adjusting for share-based compensation, amortization of intangibles and fair value adjustments that are expected to total approximately $1.1 million, non-GAAP operating expenses are expected to be in the range of $10.8 million to $11.3 million.

•	Other income is expected to be between $0.5 million and $0.8 million on a GAAP basis and on a non-GAAP basis, and consists of interest income and realized gains on sales of marketable securities, other income and expenses, and currency exchange gains and losses.

•	The effective tax rate is expected to be approximately 30-34% on a GAAP basis and 25-29% on a non-GAAP basis.

Conference Call

The press release will be followed by a conference call beginning at 1:30 p.m. Pacific time on January 28, 2014. To listen to the call, dial (877) 377-7103 and reference “Pericom”. A slide presentation will accompany the conference call. To view the slides, please visit the investor relations section of www.pericom.com.

The Pericom financial results conference call will be available via a live webcast on the investor relations section of the web site at http://www.pericom.com. Access the web site 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the web site for approximately 90 days.

A taped replay of the conference call will be made available for the period from this evening through midnight on Saturday, February 1st. To listen to the replay, dial toll-free (855) 859-2056 and reference conference ID 41631830.

NEWS RELEASE January 28, 2014

About Pericom

Pericom Semiconductor Corporation (NASDAQ: PSEM) enables serial connectivity with the industry's most complete solutions for the computing, communications, consumer and embedded market segments. Pericom's analog, digital and mixed-signal integrated circuits, along with its frequency control products are essential in the timing, switching, bridging and conditioning of high-speed signals required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters is in Milpitas, California, with design centers and technical sales and support offices globally. Pericom and the Pericom logo are trademarks or registered trademarks of Pericom Semiconductor Corp in the U.S. and/or other countries. Our website is http://www.pericom.com.

Non-GAAP Financial Information

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), this announcement of operating results contains non-GAAP financial measures that exclude the income statement effects of share-based compensation, amortization of intangible assets, fair value adjustments on acquired fixed assets, write off of equipment, restructuring charge, lease restructuring and moving costs, release of tax reserves, tax provision on intercompany transactions and the effects of excluding share-based compensation upon the number of diluted shares used in calculating non-GAAP earnings per share.

We have excluded share-based compensation expense in calculating these non-GAAP financial measures.  These expenses are non-cash in nature and rely on valuations of the future market price of our common stock that is difficult to predict and is affected by market factors that are largely not within the control of management. We have excluded amortization of intangible assets, amortization of fair value adjustments on acquired fixed assets, write off of equipment, restructuring charge, lease restructuring and moving costs, release of tax reserves, tax provision on intercompany transactions and the corresponding tax effects because we do not consider them to be related to our core operating performance. We also use non-GAAP data in calculating certain metrics such as non-GAAP cost of goods sold in computing inventory days of supply.

We use the non-GAAP financial measures that exclude these items to make strategic decisions, forecast future results and evaluate the Company’s current operating performance. We believe that the presentation of non-GAAP financial measures that exclude these items is useful to investors because we do not consider these charges either part of the day-to-day business or reflective of the core operational activities of the Company that are within the control of management or that are used to evaluate the Company’s operating performance.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Safe Harbor Statement

This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995. Forward-looking statements in this release include statements by our CEO concerning future business and revenue growth and margin improvement and the statements under the captions “Fiscal Q3 2014 Outlook”, which regard the anticipated revenues, gross margin, operating expenses, other income, and effective tax rate in the third fiscal quarter of 2014. The Company’s actual results could differ materially from what is set forth in such forward-looking statements due to a variety of risk factors, including softness in demand for our products, price erosion for certain of our products, unexpected difficulties in developing new products, customer decisions to reduce inventory, economic or financial difficulties experienced by our customers, or technological and market changes. All forward-looking statements included in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements. Parties receiving this release are encouraged to review our annual report on Form 10-K for the year ended June 29, 2013, our quarterly report on Form 10-Q for the quarter ended September 28, 2013, and in particular, the risk factors sections contained in those reports.

Contact: Robert Strickland

Pericom Semiconductor

Tel: 408 232-9100

rstrickland@pericom.com

NEWS RELEASE, January 28, 2014

Pericom Semiconductor Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended			Six Months Ended
	December 28,	September 28,	December 29,	December 28,	December 29,
	2013	2013	2012	2013	2012

Net revenues	$32,040	$32,608	$30,433	$64,648	$67,182

Cost of revenues	19,820	19,800	19,239	39,620	42,077

Gross profit	12,220	12,808	11,194	25,028	25,105

Operating expenses:

Research and development	5,274	5,045	5,097	10,319	10,420

Selling, general and administrative	7,126	7,687	7,532	14,813	15,171

Total operating expenses	12,400	12,732	12,629	25,132	25,591

Income (loss) from operations	(180)	76	(1,435)	(104)	(486)

Interest and other income, net	1,047	486	795	1,533	1,430

Income (loss) before income taxes	867	562	(640)	1,429	944

Income tax expense (benefit)	(331)	231	4,756	(100)	5,256

Net income (loss) from consolidated companies	1,198	331	(5,396)	1,529	(4,312)

Equity in net income of unconsolidated affiliate	27	43	57	70	165

Net income (loss)	$1,225	$374	$(5,339)	$1,599	$(4,147)

Basic income (loss) per share	$0.05	$0.02	$(0.23)	$0.07	$(0.18)

Diluted income (loss) per share	$0.05	$0.02	$(0.23)	$0.07	$(0.18)

Shares used in computing basic income (loss) per share	22,800	22,794	23,515	22,797	23,529

Shares used in computing diluted income (loss) per share	23,019	22,951	23,515	22,985	23,529

NEWS RELEASE, January 28, 2014

Pericom Semiconductor Corporation

Condensed Consolidated Statements of Operations

(In thousands)

(unaudited)

	Three Months Ended			Six Months Ended
	December 28,	September 28,	December 29,	December 28,	December 29,
	2013	2013	2012	2013	2012

Share-based compensation
Cost of revenues	$50	$36	$43	$86	$95
Research and development	313	297	333	610	655
Selling, general and administrative	388	396	484	784	951
Share-based compensation expense	$751	$729	$860	$1,480	$1,701

Amortization of intangible assets
Cost of revenues	$481	$488	$481	$969	$958
Research and development	17	50	49	67	105
Selling, general and administrative	249	247	242	496	485
Amortization of intangible assets	$747	$785	$772	$1,532	$1,548

NEWS RELEASE, January 28, 2014

Pericom Semiconductor Corporation

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income

(In thousands)

(unaudited)

	Three Months Ended			Six Months Ended
	December 28,	September 28,	December 29,	December 28,	December 29,
	2013	2013	2012	2013	2012
GAAP net income (loss)	$1,225	$374	$(5,339)	$1,599	$(4,147)
Reconciling items:
Share-based compensation expense	751	729	860	1,480	1,701
Amortization of intangible assets	747	785	772	1,532	1,548
Fair value adjustment to depreciation expense on acquired fixed assets	51	51	50	102	100
Restructuring charge	95	-	-	95	-
Write off of fixed asset and release of tax reserves	(531)	-	-	(531)	-
Tax on intercompany transaction	-	15	4,987	15	4,987
Lease restructuring and moving costs	-	522	-	522	-
Tax effect of adjustments	(452)	(543)	(408)	(995)	(810)
Total reconciling items	661	1,559	6,261	2,220	7,526
Non-GAAP net income	$1,886	$1,933	$922	$3,819	$3,379

Reconciliation of GAAP Diluted EPS to Non-GAAP Diluted EPS

(unaudited)

Diluted net income (loss) per share:
GAAP diluted income (loss) per share	$0.05	$0.02	$(0.23)	$0.07	$(0.18)
Adjustments:
Share-based compensation expense	0.03	0.03	0.04	0.06	0.08
Amortization of intangible assets	0.03	0.03	0.03	0.06	0.06
Fair value adjustment to depreciation expense on acquired fixed assets	-	-	-	-	-
Restructuring charge	0.01	-	-	0.01	-
Write off of fixed asset and release of tax reserves	(0.02)	-	-	(0.02)	-
Tax on intercompany transaction	-	-	0.21	-	0.21
Lease restructuring and moving costs	-	0.02	-	0.02	-
Tax effect of adjustments	(0.02)	(0.02)	(0.02)	(0.04)	(0.04)
Difference in share count	-	-	0.01	-	0.01
Total adjustments	0.03	0.06	0.27	0.09	0.32
Non-GAAP diluted income per share	$0.08	$0.08	$0.04	$0.16	$0.14

Shares used in diluted net income (loss) per share calculation:
GAAP	23,019	22,951	23,515	22,985	23,529
Change in diluted shares from GAAP net loss to non-GAAP net income	-	-	141	-	169
Exclude the benefit of share-based compensation expense (1)	426	390	507	408	408
Non-GAAP	23,445	23,341	24,163	23,393	24,106

(1) For purposes of calculating non-GAAP diluted net income per share, the GAAP diluted weighted average shares outstanding is adjusted to exclude the benefits of unamortized stock compensation costs that are treated as proceeds assumed to be used to repurchase shares under the GAAP treasury stock method.

NEWS RELEASE, January 28, 2014

Pericom Semiconductor Corporation

Reconciliation of GAAP Gross Margin to Non-GAAP Gross Margin

(In thousands)

(unaudited)

	Three Months Ended			Six Months Ended
	December 28,	September 28,	December 29,	December 28,	December 29,
	2013	2013	2012	2013	2012
GAAP gross margin	$12,220	$12,808	$11,194	$25,028	$25,105
- % of revenues	38.1%	39.3%	36.8%	38.7%	37.4%
Reconciling items:
Share-based compensation	50	36	43	86	95
Amortization of intangible assets	481	488	481	969	958
Fair value adjustment to depreciation expense on acquired fixed assets	10	10	10	20	20
Total reconciling items	541	534	534	1,075	1,073
Non-GAAP gross margin	$12,761	$13,342	$11,728	$26,103	$26,178
- % of revenues	39.8%	40.9%	38.5%	40.4%	39.0%

Reconciliation of GAAP R&D Expenses to Non-GAAP R&D Expenses

(unaudited)

GAAP research and development expenses	$5,274	$5,045	$5,097	$10,319	$10,420
- % of revenues	16.5%	15.5%	16.7%	16.0%	15.5%
Reconciling items:
Share-based compensation	(313)	(297)	(333)	(610)	(655)
Amortization of intangible assets	(17)	(50)	(49)	(67)	(105)
Fair value adjustment to depreciation expense on acquired fixed assets	(10)	(10)	(10)	(20)	(20)
Restructuring charge	(78)	-	-	(78)	-
Write off of fixed asset	(210)	-	-	(210)	-
Total reconciling items	(628)	(357)	(392)	(985)	(780)
Non-GAAP research and development expenses	$4,646	$4,688	$4,705	$9,334	$9,640
- % of revenues	14.5%	14.4%	15.5%	14.4%	14.3%

Reconciliation of GAAP SG&A Expenses to Non-GAAP SG&A Expenses

(unaudited)

GAAP selling, general and administrative expenses	$7,126	$7,687	$7,532	$14,813	$15,171
- % of revenues	22.2%	23.6%	24.7%	22.9%	22.6%
Reconciling items:
Share-based compensation	(388)	(396)	(484)	(784)	(951)
Amortization of intangible assets	(249)	(247)	(242)	(496)	(485)
Fair value adjustment to depreciation expense on acquired fixed assets	(31)	(31)	(30)	(62)	(60)
Restructuring charge	(17)	-	-	(17)	-
Lease restructuring and moving costs	-	(522)	-	(522)	-
Total reconciling items	(685)	(1,196)	(756)	(1,881)	(1,496)
Non-GAAP selling, general and administrative expenses	$6,441	$6,491	$6,776	$12,932	$13,675
- % of revenues	20.1%	19.9%	22.3%	20.0%	20.4%

NEWS RELEASE, January 28, 2014

Pericom Semiconductor Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	As of	As of
	December 28, 2013	June 29, 2013
Assets

Current assets:

Cash and cash equivalents	$30,270	$30,844
Short-term investments	49,648	29,447
Accounts receivable - trade	23,967	22,105
Inventories	13,294	14,844
Prepaid expenses and other current assets	6,044	5,886
Deferred income taxes	474	585
Total current assets	123,697	103,711

Property, plant and equipment-net	60,550	60,959
Investments in unconsolidated affiliates	2,617	2,525
Deferred income taxes non-current	3,290	3,411
Long-term investments in marketable securities	37,952	57,392
Intangible assets	8,503	9,944
Other assets	8,319	8,625
Total assets	$244,928	$246,567

Liabilities and Shareholders' Equity

Current liabilities:

Accounts payable	$8,693	$12,184
Accrued liabilities	9,315	8,731
Total current liabilities	18,008	20,915

Industrial development subsidy	6,870	7,263
Deferred tax liabilities	5,799	5,798
Other long-term liabilities	2,767	3,700
Total liabilities	33,444	37,676

Shareholders' equity:
Common stock and paid in capital	119,775	119,591
Retained earnings and other comprehensive income	91,709	89,300
Total shareholders' equity	211,484	208,891

Total liabilities and shareholders' equity	$244,928	$246,567